Exhibit 99.1

Milagro Oil & Gas, Inc. Announces Third Quarter 2012 Financial Results

and Provides Operational Update

Houston, November 16, 2012 – Milagro Oil & Gas, Inc. (the “Company”) today announced financial results for the third quarter ended September 30, 2012.

Highlights

•	Increased oil and natural gas liquids production to 3.0 MBopd for the quarter, a 13% volume increase over the prior year quarter. Oil and natural gas liquids now account for 44% of current daily production compared to 40% on January 1, 2012.

•	Successfully drilled two development wells during the third quarter in the Magnet Withers Field and completed 65 capital workovers year to date for a net production increase of 551 Boepd.

•	EBITDA of $20.9 million for the quarter, a 5% increase over third quarter 2011.

Summary Financial Results

The Company reported a net loss of approximately $21.5 million for the third quarter of 2012 compared to net income of approximately $25.0 million for the third quarter of 2011. This $46.5 million decrease in net income relates primarily to unrealized derivative losses. The Company had approximately $16.4 million of unrealized derivative losses for the third quarter of 2012 as compared to approximately $24.1 million of unrealized gains for the same period in 2011. In addition, the Company’s 2012 net income decreased due to lower oil and natural gas revenues of approximately $2.9 million, primarily related to lower natural gas sales. The Company’s 2012 net income was adversely impacted by $4.5 million of higher operating costs, primarily due to an approximate $3.1 million impairment of its oil and gas properties. This cumulative decrease in net income was partially offset by higher realized derivative revenues of approximately $5.1 million, primarily related to natural gas and natural gas liquids. Net income was also impacted by a lack of interest rate derivative revenue in 2012 compared to a gain in 2011 of approximately $2.8 million.

Revenues for the third quarter of 2012 were approximately $19.8 million, which is a 66% decrease from revenues of approximately $58.0 million reported for the same period of 2011. This decrease is the result of lower commodity derivative revenue of approximately $35.3 million which consisted of approximately $40.5 million of unrealized commodity derivative revenues, which was offset by approximately $5.2 million of realized hedge revenues. Additionally, oil and gas revenues decreased by approximately $2.9 million due primarily to lower production and prices for natural gas.

Production for the third quarter of 2012 was 638 MBoe, or 6.9 MBoepd, as compared to 699 MBoe, or 7.6 MBoepd, for the third quarter of 2011. This 9% decline is mainly attributable to a natural decline in production in existing wells offset by our oil focused development drilling and workover program.

The weighted average sales price (prior to realized hedge commodities settlements) for the third quarter of 2012 was $45.84 per Boe as compared to $45.94 per Boe during the same period of the prior year. The difference in weighted average sales price (prior to realized hedge commodities settlements) is mainly attributable to increased oil production and price which was partially offset by lower natural gas production and price. The realized weighted average price (after realized commodity derivative settlements) for the third quarter of 2012 was $56.74 per Boe compared to $48.54 per Boe for the third quarter of 2011. The difference in realized weighted average price (after realized commodity derivative settlements) is mainly attributable to an increase in commodity derivative revenues of approximately $5.1 million.

Production costs for the third quarter of 2012 were approximately $12.0 million, or $18.87 per Boe, compared to $11.3 million, or $16.19 per Boe, for the same period of the prior year. The majority of the increase relates to higher operating and maintenance costs and taxes other than income. The operating and maintenance cost increase is driven largely by our increase in oil and liquids production which typically have higher lifting costs than natural gas production. This was partially offset by lower workover expenses.

Depreciation, depletion and amortization expense was approximately $12.5 million for the three months ended September 30, 2012, as compared to approximately $12.1 million for the same period in 2011. The majority of this expense relates to the depletion of our oil and gas assets, which increased due to a higher rate of depletion but was offset due to lower production.

General and administrative expenses for the third quarter of 2012 increased by approximately $0.2 million, or 5%, to $3.4 million compared to $3.2 million for the third quarter of 2011. The increase is primarily a result of higher compensation and professional services.

During the three months ended September 30, 2012, we spent approximately $13.7 million in net capital expenditures to support our business plan. Of this amount, we spent approximately $8.0 million on drilling and completion activities, approximately $4.3 million on workover and recompletion activities, approximately $0.1 million to continue lease acquisitions, and approximately $0.7 million on plug and abandonment costs. We also spent approximately $0.6 million of capital expenditures related primarily to facilities and seismic.

Borrowing Base and Liquidity

As of September 30, 2012, there was approximately $114.0 million outstanding, with availability of approximately $51.0 million, under the 2011 Credit Facility. The borrowing base under the 2011 Credit Facility, which is subject to semi-annual redeterminations, was $165 million as of September 30, 2012. Effective November 1, 2012, the borrowing base was redetermined at $160 million with a provision for $5 million monthly reductions through April 1, 2012.

Drilling Update

The Company has drilled or participated in ten wells in 2012. The key results include five wells drilled at the Magnet Withers Field (Wharton and Matagorda County, TX), two high yield gas wells in the Barnett Shale (Wise County, TX), and one 2011 carry over well in the Barnett Shale (Wise County, TX).

The five wells drilled at Magnet Withers added 118% of the AFE estimated reserves and they were drilled for 13% under AFE cost estimates. The incremental daily production from these wells was approximately 160 Boepd.

The two Barnett Shale high yield gas wells drilled in 2012 had an initial production rate of 1.5 MMcfpd and 1.9 MMcfpd. The 2011 carryover well had an initial production rate of 3.2 MMcfpd.

The Company plans to participate in five additional wells before the end of the year.

Selected Financial and Operational Data

MILAGRO OIL AND GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$802	$9,356
Accounts receivable:
Oil and gas sales	18,785	22,288
Joint interest billings and other — net of allowance for doubtful accounts of $451 and $831 at September 30, 2012 and December 31, 2011, respectively	1,444	1,124
Derivative assets	3,958	11,405
Prepaid expenses	5,828	2,076
Other	656	965
Total current assets	31,473	47,214
PROPERTY, PLANT AND EQUIPMENT:
Oil, NGL and natural gas properties — full cost method:
Proved properties	1,306,686	1,279,276
Unproved properties	14,994	14,914
Less accumulated depreciation, depletion and amortization	(865,282)	(812,364)
Net oil, NGL and natural gas properties	456,398	481,826
Other property and equipment, net of accumulated depreciation of $6,695 and $6,114 at September 30, 2012 and December 31, 2011, respectively	860	1,236
Net property, plant and equipment	457,258	483,062
DERIVATIVE ASSETS	1,626	6,875
OTHER ASSETS:
Deferred financing cost	6,352	7,856
Advance to affiliate	2,497	2,391
Other	9,781	6,379
Total other assets	18,630	16,626
TOTAL	$508,987	$553,777
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$4,410	$4,875
Accrued liabilities	32,617	33,185
Accrued interest payable	10,778	4,074
Derivative liabilities	1,336	5,186
Asset retirement obligation	4,563	3,199
Total current liabilities	53,704	50,519
NONCURRENT LIABILITIES:
Long term debt (Note 7)	358,918	381,879
Asset retirement obligation	42,409	41,441
Derivative liabilities	548	853
Other	5,711	3,931
Total noncurrent liabilities	407,586	428,104
Total liabilities	461,290	478,623
MEZZANINE EQUITY
Redeemable series A preferred stock (Note 9)	235,410	234,558
COMMITMENT AND CONTINGENCIES (Note 12)
STOCKHOLDERS’ DEFICIT:
Common stock (par value, $.01 per share; shares authorized: 1,000,000; shares issued and outstanding: 280,400 as of September 30, 2012 and December 31, 2011)	3	3
Additional paid-in capital	(66,813)	(66,813)
Accumulated deficit	(120,903)	(92,594)
Total stockholders’ deficit	(187,713)	(159,404)
TOTAL	$508,987	$553,777

MILAGRO OIL AND GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES:
Oil, NGL and natural gas revenues	$29,247	$32,112	$91,853	$101,577
(Loss) /Gain on commodity derivatives, net	(9,448)	25,883	9,100	22,318
Total revenues	19,799	57,995	100,953	123,895
COSTS AND EXPENSES:
Gathering and transportation	393	371	1,195	1,068
Lease operating	8,876	8,324	27,145	26,915
Environmental remediation	—	5	—	1,988
Taxes other than income	2,764	2,611	8,616	6,895
Depreciation, depletion and amortization	12,754	12,320	38,859	37,451
Full cost ceiling impairment	3,088	—	14,641	—
General and administrative	3,351	3,200	9,187	10,322
Accretion	938	798	2,757	2,371
Total costs and expenses	32,164	27,629	102,400	87,010
Operating (loss)/ income	(12,365)	30,366	(1,447)	36,885
OTHER EXPENSE (INCOME):
Net gain on interest rate derivatives	—	(2,767)	—	(1,854)
Other income	(18)	(339)	(169)	(408)
Interest and related expenses, net of amounts capitalized	9,165	8,444	27,033	32,502
Loss on extinguishment of debt	—	—	—	1,027
Total other expense	9,147	5,338	26,864	31,267
(LOSS)/INCOME BEFORE INCOME TAX	(21,512)	25,028	(28,311)	5,618
INCOME TAX EXPENSE	—	—	—	—
NET (LOSS)/INCOME	(21,512)	25,028	(28,311)	5,618
Preferred dividends	8,128	7,318	23,550	11,162
NET (LOSS)/INCOME AVAILABLE TO COMMON STOCKHOLDERS	$(29,640)	$17,710	$(51,861)	$(5,544)

Non-GAAP Financial Measures

EBITDA (earnings before interest, taxes, depreciation, and amortization) represents total net income (loss) before net impact from interest rate derivatives, interest and related expenses (net of amounts capitalized), income tax expense (benefit), loss on extinguishment of debt, depreciation, depletion and amortization and full cost ceiling impairments. Adjusted EBITDA represents EBITDA adjusted for unrealized hedging gains/losses, accretion on asset retirement obligations, stock-based compensation, and non-recurring costs. The Company has reported EBITDA and Adjusted EBITDA because the Company believes it is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance. The Company believes EBITDA and Adjusted EBITDA assist investors in comparing a company’s performance on a consistent basis. Neither EBITDA nor Adjusted EBITDA is a calculation based on GAAP, and should not be considered an alternative to net income in measuring the Company’s performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in the Company’s consolidated statements of cash flows. Investors should carefully consider the specific items included in the Company’s computation of EBITDA and Adjusted EBITDA. While EBITDA and Adjusted EBITDA have been disclosed herein to permit a more complete comparative analysis of the Company’s operating performance relative to other companies, investors should be cautioned that EBITDA and Adjusted EBITDA as reported by the Company may not be comparable in all instances to EBITDA and Adjusted EBITDA as reported by other companies. EBITDA and Adjusted EBITDA amounts may not be fully available for management’s discretionary use due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on the Company’s GAAP results.

MILAGRO OIL & GAS, INC.

RECONCILIATION OF EBITDA

(In thousands)

	Three Months Ended September 30,
	2012	2011
Net Income (loss)	$(21,511.95)	$25,027.71
Net (gain) loss on interest rate derivatives	$—	$(2,767.48)
Income tax expense (benefit)	$—	$—
Interest and related expenses, net of amounts capitalized	$9,165.31	$8,444.35
Loss on extinguishment of debt	$—	$—
Depreciation, depletion & amortization	$12,754.20	$12,319.71
Ceiling test write-down	$3,088.19	$—

EBITDA	$3,495.75	$43,024.29

Hedged revenue, unrealized (gain) loss	$16,405.56	$(24,067.44)
Accretion of asset retirement obligation	$938.26	$797.98
Stock-based compensation	$—	$—
Bad debt expense	$—	$—
Non-recurring costs
OPEX	$—	$4.69
G&A	$74.10	$128.31

ADJUSTED EBITDA	$20,913.67	$19,887.83

Conference Call

Company management will hold a conference call to discuss the information described in this press release and in the financial statements for the third quarter of 2012 on November 19, 2012 at 10:00 AM Central Standard Time. Participants are invited to dial in to the conference call by dialing 1-877-408-3431 a few minutes prior to the commencement of this call. The Conference ID for the conference call is 64631321. An encore presentation of the call will be available until December 3, 2012 at 11:59 PM EST. Callers may access this recording by dialing 1-855-859-2056. The Conference ID for the encore presentation is 64631321.

About Milagro Oil & Gas

Milagro Oil & Gas, Inc. is an independent energy company based in Houston, Texas that is engaged in the acquisition, development, exploitation, and production of oil and natural gas. The Company’s historic geographic focus has been along the onshore Gulf Coast area, primarily in Texas, Louisiana, and Mississippi. The Company operates a significant portfolio of oil and natural gas producing properties and mineral interests in this region and has expanded its footprint through the acquisition and development of additional producing or prospective properties in North Texas and Western Oklahoma.

Additional information on Milagro Oil & Gas, Inc. is available on the Company’s website at http://www.MilagroExploration.com.

Contact: Milagro Oil & Gas, Inc., Houston, Texas, Robert D. LaRocque, 713-750-1638

Source: Milagro Oil & Gas, Inc.